Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

ENJOY TECHNOLOGY, INC.

Enjoy Technology, Inc., a Delaware corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Enjoy Technology, Inc. The Corporation’s original Certificate of Incorporation was filed under the name Enjoy Technology, Inc. on October 14, 2021.

2. That Article I of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“The name of the Corporation is Legacy EJY, Inc.”

3. The foregoing amendment has been duly approved by the board of directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Restated Certificate of Incorporation of the Corporation, as currently on file with the Secretary of State of the State of Delaware, shall remain in full force and effect.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation on August 31, 2022.

ENJOY TECHNOLOGY, INC.

/s/ Ron Johnson
Ron Johnson, President & Chief Executive Officer